For Immediate Release

Contact :	Dan Bevevino	Analyst Information:
	Respironics, Inc.	Joe Calabrese
	Vice President & CFO	Financial Relations Board
	724-387-5235	212-827-3772
Julie Tu
Financial Relations Board
212-827-3776

Respironics Acquires Apollo Light Systems, Inc.,
Expands into Circadian Rhythm Device-Based Therapy Market

Murrysville, PA, October 2, 2007 – Respironics, Inc. (NASDAQ/NMS Symbol: RESP) today announced that it has acquired 100% of the outstanding shares of Apollo Light Systems, Inc., a 20-year-old, privately held company and a leading manufacturer of light therapy systems for melatonin suppression and circadian rhythm sleep disorders. Operating under the name Apollo Health, the company is located in American Fork, Utah and has annual revenues of approximately $5 million. The base cash purchase price is $6.5 million, with provisions for additional payments to be made based on Apollo’s operating performance over the next year. Total potential earn out payments are less than the base purchase price.

“Apollo’s light therapy technologies further our strategy to expand into the broader sleep market. Apollo will become part of our Sleep Well Ventures business which is focused on pursuing opportunities in insomnia, circadian rhythm disorders and other sleep/wake market segments,” stated John L. Miclot, President and CEO of Respironics. “Our intent is to broaden the scope of the company beyond our core business of obstructive sleep apnea and to enter white spaces where we can serve the needs of problems sleepers seeking medical devices that are easier and more natural to live with,” Miclot added.

The company stated that the acquisition will not have a material impact on revenues or earnings and the company will not be changing its financial outlook or guidance based on this announcement.

Apollo Health is the leading provider of light therapy systems in the U.S. offering both tabletop and small handheld units. Apollo’s products align with Respironics’ existing professional sleep clinician and homecare provider channels and reach other channels including researchers in sleep and psychiatry, and practice-based physicians. Apollo’s products are also sold through mass market retailers and direct internet sales.

Apollo’s product line includes the briteLite™ Series Light Boxes, which use BRITEWAVE™ technology to create specific wavelengths that produce a circadian response while eliminating UV hazards, and the goLITE® Series Handheld Light Therapy Devices, which feature BLUEWAVE® technology, a narrow range of blue light found in natural sunlight.

Light therapy is a scientifically validated and effective treatment for sleep and circadian rhythm related disorders such as jet lag, chronic insufficient sleep and mood disorders. Light therapy treatment is currently available on a non-prescription basis and may be used across the broad spectrum of people suffering from sleep disorders to individuals who want to manage their body clock for optimal sleep quality and daytime performance.

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in 141 countries and employs over 5,100 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

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FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales, acceptance, and quality of the Company’s products and programs; the results of clinical trials; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements, enforcement actions, product recalls or related field actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major natural disaster, cyber-attack or other catastrophic event that results in the destruction or disruption of any critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

© 2007 Respironics, Inc. and its affiliates. All rights reserved.